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Exhibit 4.2

Gateway, Inc.
Employee Equity Incentive Plan

    1.  Purpose.  The Gateway, Inc. Employee Equity Incentive Plan (the "Plan") is intended to promote the long-term success of Gateway, Inc. (the "Company") and its stockholders by strengthening the Company's ability to attract and retain highly competent managers and other selected employees and to provide a means to encourage stock ownership and proprietary interest in the Company. This Plan is designed to comply and conform with the exemption for "broadly-based plans" as set forth in Section 312.03(a)(2) of the New York Stock Exchange Listed Company Manual, as in effect as of the effective date of this Plan.

    2.  Term.  The Plan shall become effective January 19, 2000 upon approval by the Board, and shall terminate at the close of business on the date that the shareholders of the Company approve a new equity incentive plan to replace the 1996 Long-Term Incentive Equity Plan, unless the Plan is terminated earlier by the Board. After termination of the Plan, no future awards may be granted, but previously granted awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

    3.  Plan Administration.  A committee (the "Compensation Committee") appointed by the Board of Directors of the Company (the "Board") shall be responsible for administering the Plan. The Compensation Committee shall be comprised of two or more members of the Board who shall qualify as both (1) "Non-Employee Directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rules and (2) "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, and such power shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. This power includes but is not limited to selecting award recipients, establishing all award terms and conditions and adopting modifications, amendments and procedures, as well as rules and regulations governing awards under the Plan. The interpretation and construction of any provision of the Plan or any option or right granted hereunder and all determinations by the Compensation Committee in each case shall be final, binding and conclusive with respect to all interested parties. Notwithstanding the foregoing, in its absolute discretion, the Board (or any committee selected by the Board) may at any time and from time to time exercise any and all rights and duties of the Committee under this Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

    4.  Eligibility.  Any employee of the Company or any subsidiary (other than an elected officer of the Company) shall be eligible to receive one or more awards under the Plan. "Company" includes for this purpose any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Compensation Committee.

    5.  Shares of Common Stock Subject to the Plan.  Subject to the provisions of Section 6 of the Plan, the aggregate number of shares of Common Stock, $.01 par value, of the Company ("Shares") which shall be reserved for issuance to participants under the Plan shall be 5,000,000.

    Shares subject to awards under the Plan which expire, terminate, or are canceled prior to exercise or, in the case of awards granted under Section 8.3, do not vest, shall thereafter be available for the granting of other awards. Shares which have been exchanged by a participant as full or partial payment to the Company in connection with any award under the Plan, also shall thereafter be available for the granting of other awards. In instances where a stock appreciation right ("SAR") or other award is settled in cash, the Shares covered by such award shall remain available for issuance under the Plan. Likewise, the payment of cash dividends and dividend equivalents paid in cash in conjunction with outstanding awards shall not be counted against the Shares available for issuance. Any Shares that are issued by the Company, and any awards that are granted through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity shall not be counted against the Shares available for issuance under the Plan.

    Any Shares issued under the Plan may consist in whole or in part of authorized and unissued Shares or of treasury Shares. No fractional Shares shall be issued under the Plan. Cash may be paid in lieu of any fractional Shares in settlement of awards under the Plan.

    Notwithstanding anything contained in the Plan to the contrary, during the shorter of (x) the three-year period commencing on the effective date of the Plan and (ii) the term of the Plan, at least a majority of the Shares (including Shares subject to stock options) awarded under the Plan shall be awarded to employees of the Company who are neither "officers" (within the meaning of Rule 16a-1(f) promulgated under the Exchange Act) nor directors of the Company.

    6.  Adjustments.  In the event of any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the Share price, such proportionate adjustments, if any, as the Compensation Committee in its discretion may deem appropriate to reflect such change shall be made with respect to (1) the aggregate number and kind of Shares that may be issued under the Plan; (2) the number and kind of shares issuable pursuant to each outstanding award made under the Plan; and (3) the exercise price per Share for any outstanding stock options, SARs or similar awards under the Plan. In connection with any event described in this Section 6, the Compensation Committee may provide for the cancellation of any outstanding awards upon payment in cash, securities or other property therefor based on the then Fair Market Value of the Common Stock.

    7.  Fair Market Value.  "Fair Market Value," for all purposes under the Plan, shall mean the closing price of a Share as reported daily in The Wall Street Journal or similar, readily available public source for the date in question. If no sales of Shares were made on such date, the closing price of a Share as reported for the preceding day on which a sale of Shares occurred shall be used. Notwithstanding the foregoing, the Committee may use any other definition of Fair Market Value consistent with applicable tax, accounting and other rules.

    8.  Awards.  The Compensation Committee shall determine the type or types of award(s) to be made to each participant. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to or as the payment form for grants or rights under any other compensation plan or individual contract or agreement of the Company including those of any acquired entity. The types of awards that may be granted under the Plan are:

      8.1  Stock Options.  A stock option is a right to purchase a specified number of Shares during a specified period as determined by the Compensation Committee. The purchase price per Share for each stock option shall be not less than 100% of Fair Market Value on the date of grant, except if a stock option is granted retroactively in tandem with or as a substitution for a SAR, the exercise price may be no lower than the Fair Market Value of a Share as set forth in award agreements for such tandem or replaced SAR. The price at which Shares may be purchased under a stock option shall be paid in full by the optionee at the time of the exercise in cash or such other method permitted by the Compensation Committee, including (1) tendering Shares (with prior approval of the Chief Executive Officer if Shares are owned less than six months); (2) authorizing a third party broker to sell the Shares (or a sufficient portion thereof) acquired upon exercise of a stock option and assigning the delivery to the Company of a sufficient amount of the sale proceeds to pay for all the Shares acquired through such exercise; or (3) any combination of the above.

      8.2  SARs.  A SAR is a right to receive a payment, in cash and/or Shares, equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable award agreement; except that if a SAR is granted retroactively in tandem with or in substitution for a stock option, the designated Fair Market Value set forth in the award agreement shall be no lower than the Fair Market Value of a Share for such tandem or replaced stock option.

      8.3  Stock Awards.  A stock award is a grant made or denominated in Shares or units equivalent in value to Shares. All or part of any stock award may be subject to conditions and restrictions established by the Compensation Committee, as set forth in the applicable award agreement, which may include, but are not limited to, continuous service with the Company and/or the achievement of performance goals.

    9.  Dividends and Dividend Equivalents.  The Compensation Committee may provide that any awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a participant's account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Compensation Committee may establish, including reinvestment in additional Shares or Share equivalents.

    10.  Deferrals and Settlements.  Payment of awards may be in the form of cash, stock, other awards or combinations thereof as the Compensation Committee shall determine at the time of grant, and with such restrictions as it may impose. The Compensation Committee also may require or permit participants to elect to defer the issuance of Shares or the settlement of awards in cash under such rules and procedures as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Shares.

    11.  Transferability and Exercisability.  Awards granted under the Plan shall not be transferable or assignable other than (1) by will or the laws of descent and distribution; (2) to the extent provided in any individual award agreement, by gift or other transfer of an award to any trust or estate in which the original award recipient or such recipient's spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative, provided that any such transfer is permitted by Rule 16b-3 under the Exchange Act as in effect when such transfer occurs and the Board does not rescind this provision prior to such transfer; or (3) pursuant to a qualified domestic relations order (as defined by the Code). However, any award so transferred shall continue to be subject to all the terms and conditions contained in the instrument evidencing such award.

    In the event that a participant terminates employment with the Company to assume a position with a governmental, charitable, educational or other non-profit institution, the Compensation Committee may subsequently authorize a third party, including but not limited to a "blind" trust, to act on behalf of and for the benefit of such participant regarding any outstanding awards held by the participant subsequent to such termination of employment. If so permitted by the Compensation Committee, a participant may designate a beneficiary or beneficiaries to exercise the rights of the participant and receive any distribution under the Plan upon the death of the participant.

    12.  Award Agreements.  Awards under the Plan shall be evidenced by agreements as approved by the Compensation Committee that set forth the terms, conditions and limitations for each award, which may include the term of an award, the provisions applicable in the event the participant's employment terminates, and the Compensation Committee's authority to unilaterally or bilaterally amend, modify, accelerate the vesting of, suspend, cancel or rescind any award. The Compensation Committee need not require the execution of any such agreement, in which case acceptance of the award by the participant shall constitute agreement to the terms of the award.

    13.  Foreign Participation.  In order to assure the viability of awards granted to participants employed in foreign countries, the Compensation Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Compensation Committee may approve such supplements to, or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purposes; provided that, no such supplements, amendments, restatements or alternative versions shall increase the Share limitations contained in Section 5 of the Plan.

    14.  Change of Control

      (a)  Additional Option Grant.  If a Change of Control (as defined in paragraph (d)) occurs, then, except as otherwise agreed by the Company and any participant by separate contract or award, all employees who received one or more grants of stock options under this Plan during the twelve months immediately preceding the effective date of such Change of Control shall receive an additional grant of stock options (the "Additional Grant Option"), effective immediately prior to such Change of Control. The number of Shares subject to the Additional Grant Option made to each such optionee shall be equal to the total number of Shares subject to the grants of stock options made to such optionee during the twelve months immediately preceding the effective date of such Change of Control, and the exercise price of the Additional Grant Option shall be equal to the Fair Market Value of the Shares immediately prior to such Change of Control. Such grant shall be made regardless of whether there would otherwise be available Shares under Section 5. All Additional Grant Options shall vest in full twenty-four months following the date of such Change of Control, unless vesting is accelerated as provided below.

      (b)  Accelerated Vesting of Awards upon a Change of Control.  Except as otherwise agreed by the Company and any participant by separate contract or award, all outstanding options and SARs, including the Additional Grant Options, shall become immediately exercisable and vested in full (and all restrictions and conditions upon all stock awards shall immediately lapse and be deemed satisfied) upon the occurrence of a Change of Control unless, in the case of a Change of Control described in paragraph (d)(i) or (iii), the acquiring or surviving entity shall have agreed in writing prior to the date of such Change of Control to assume the award obligation by substituting awards of its own which are comparable in all respects to the outstanding awards under the Plan (including without limitation the provisions of paragraph (c) below), with each such substituted award equitably and appropriately adjusted in accordance with Section 6 above.

      (c)  Accelerated Vesting upon Involuntary Termination of Employment.  Notwithstanding anything to the contrary in this Plan, in the event of a participants's Involuntary Termination (as defined in paragraph (e)) within three years following the date of a Change of Control, all outstanding awards under the Plan held by the participant that have not previously vested (or with respect to which restrictions have not lapsed or conditions have not been satisfied) shall become immediately vested and exercisable in full as of the date of such termination of employment (which shall include, without limitation, the immediate lapse of all restrictions and deemed satisfaction of all conditions on stock awards).

      (d)  Definition of Change in Control.  For purposes hereof, the term "Change in Control" shall mean the first to occur of the following events:

         (i) Any Person (as defined below) is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing a percentage of the combined voting power of the Company's then outstanding securities that is at least equal to the greater of (x) 30% and (y) the percentage of such combined voting power then owned by Theodore Waitt and his affiliates and associates (within the meaning of Rule 12b-2 under the Exchange Act); or

        (ii) The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

        (iii) There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing a percentage of the combined voting power of the Company's then outstanding securities that is at least equal to the greater of (x) 30% and (y) the percentage of such combined voting power then owned by Theodore Waitt and his affiliates and associates (within the meaning of Rule 12b-2 under the Exchange Act); or

        (iv) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than any such sale or disposition to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

    For purposes of this Section 14, "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Theodore Waitt or any of his affiliates or associates (within the meaning of Rule 12b-2 under the Exchange Act), (ii) the Company or any of its subsidiaries, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates (within the meaning of Rule 12b-2 under the Exchange Act), (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or (v) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

      (e)  Definition of Involuntary Termination.  For purposes of the Plan, "Involuntary Termination" of a participant's employment shall mean (x) termination of the participant's employment by the Company other than by reason of death or disability (within the meaning of the Company's long-term disability plan) and other than for Cause or (y) the occurrence, following a Change of Control, any of the following acts or omissions by the Company or changes in the terms and conditions of a participant's employment without the participant's express written consent:

         (i) The assignment to the participant of any duties inconsistent with the participant's position with the Company or a substantial adverse alteration in the nature or status of the participant's titles, positions, status, duties, authorities, reporting relationships or responsibilities from those in effect immediately prior to the Change of Control;

        (ii) A reduction by the Company in the participant's annual base salary or hourly wage rate as in effect on the date of grant of the award or as the same may be increased from time to time;

        (iii) The relocation of the participant's principal place of employment to a location more than 50 miles from the participant's principal place of employment immediately prior to the Change of Control or the Company's requiring the participant to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the participant's business travel obligations at the time of the Change of Control;

        (iv) The failure by the Company to pay to the participant any portion of the participant's current compensation, or to pay to the participant any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

        (v) The failure by the Company to continue in effect any compensation plan in which the participant participates immediately prior to the Change of Control which is material to the participant's total compensation, or any substitute plans adopted prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the participant's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the participant's participation relative to other participants, as existed immediately prior to the Change of Control; or

        (vi) The failure by the Company to continue to provide the participant with benefits substantially similar to those enjoyed by the participant under any of the Company's pension, savings, life insurance, medical, health and accident, or disability plans in which the participant was participating immediately prior to the Change of Control, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the participant of any material fringe benefit enjoyed by the participant at the time of the Change of Control, or the failure by the Company to provide the participant with the number of paid vacation days to which the participant is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change of Control.

    The participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Involuntary Termination hereunder.

      (f)  Definition of Cause.  For purposes of the Plan, "Cause" shall mean:

         (i) The willful and continued failure by the participant to substantially perform the participant's duties with the Company or an affiliate (other than any such failure resulting from the participant's incapacity due to physical or mental illness) that has not been cured within 30 days after a written demand for substantial performance is delivered to the participant by the Company, which demand specifically identifies the manner in which the Company believes that the participant has not substantially performed the participant's duties;

        (ii) The willful engaging by the participant in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise;

        (iii) The commission of any act of fraud, embezzlement or dishonesty by a participant; or

        (iv) Any unauthorized use or disclosure by a participant of confidential information or trade secrets of the Company or any subsidiary.

    For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the part of the participant shall be deemed "willful" unless done, or omitted to be done, by the participant not in good faith and without reasonable belief that the participant's act, or failure to act, was in the best interest of the Company.

      (g)  Parachute Payments.  In the event that the aggregate present value of payments to a participant under this Plan and/or under any other plan, program, or arrangement maintained by the Company constitutes an "excess parachute payment" (within the meaning of Code Section 280G(b)(1)) and the excise tax on such payment would cause the net parachute payments (after taking into account federal and state income and excise taxes) to which such participant would otherwise be entitled to be less than what such participant would have netted (after taking into account federal and state income taxes) had the present value of such participant's total parachute payments equaled $1.00 less than three times his or her "base amount" (within the meaning of Code Section 280G(b)(3)(A)), unless the Company and the affected individual(s) otherwise have agreed by separate contract or award, his or her total "parachute payments" (within the meaning of Code Section 280G(b)(2)(A)) shall be reduced (but by the minimum possible amount) so that their aggregate present value equals $1.00 less than three times such base amount. For purposes of this calculation, unless it would be inequitable to a participant to do so, it shall be assumed that such participant's tax rate will be the maximum marginal federal and state income tax rate on earned income, with such maximum federal rate to be computed with regard to Code Section 1(g), if applicable. In the event that the participant and the Company are unable to agree as to the amount of the reduction described above, if any, the participant shall select a law firm or accounting firm from among those regularly consulted (during the twelve-month period immediately prior to the relevant change of control) by the Company regarding federal income tax matters, and such law firm or accounting firm shall determine the amount of such reduction and such determination shall be final and binding upon the participant and the Company.

    15.  Plan Amendment.  The Plan may be amended by the Compensation Committee as it deems necessary or appropriate to better achieve the purposes of the Plan. Shareholder approval shall be required as a condition of such action only to the extent required by applicable law, regulation or rule. The Board may suspend the Plan or terminate the Plan at any time; provided, that no such action adversely affects any outstanding award.

    16.  Tax Withholding.  The Company shall have the right to deduct from any settlement of an award made under the Plan, including the delivery or vesting of Shares, up to the minimum amount necessary to cover withholding of any federal, state or local taxes required by law, or to take such other action as may be necessary to satisfy any such withholding obligations. The Compensation Committee may, in its discretion and subject to such rules as it may adopt, permit participants to use Shares to satisfy the minimum required tax withholding (with prior approval of the Company's Chief Executive Officer if Shares are owned less than six months) and such Shares shall be valued at the Fair Market Value as of the settlement date of the applicable award.

    17.  Registration of Shares.  Notwithstanding any other provision of the Plan, the Company shall not be obligated to offer or sell any Shares unless such Shares are at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") and the offer and sale of such Shares are otherwise in compliance with all applicable federal and state securities laws and the requirements of any stock exchange or similar agency on which the Company's securities may then be listed or quoted. The Company shall have no obligation to register the Shares under the federal securities laws or take any other steps as may be necessary to enable the Shares to be offered and sold under federal or other securities laws. Prior to receiving Shares, a Plan participant may be required to furnish representations or undertakings deemed appropriate by the Company to enable the offer and sale of the Shares or subsequent transfers of any interest in such Shares to comply with the Securities Act and other applicable securities laws. Certificates evidencing Shares shall bear any legend required by, or useful for the purposes of compliance with, applicable securities laws, this Plan or award agreements.

    18.  Other Benefit and Compensation Programs.  Unless otherwise specifically determined by the Compensation Committee, settlements of awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program or the severance pay law of any country. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

    19.  Unfunded Plan.  Unless otherwise determined by the Compensation Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or other person. To the extent any person holds any rights by virtue of an award granted under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company.

    20.  Use of Proceeds.  The cash proceeds received by the Company from the issuance of Shares pursuant to awards under the Plan shall constitute general funds of the Company.

    21.  Regulatory Approvals.  The implementation of the Plan, the granting of any award under the Plan, and the issuance of Shares upon the exercise or settlement of any award shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the awards granted under it or the Shares issued pursuant to it.

    22.  Employment Rights.  The Plan does not constitute a contract of employment, and participation in the Plan will not give a participant the right to continue in the employ of the Company on a full-time, part-time or any other basis. Participation in the Plan will not give any participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

    23.  Governing Law.  The validity, construction and effect of the Plan and any actions taken relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

    24.  Successors and Assigns.  The Plan shall be binding on all successors and assigns of a participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant's creditors.

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Gateway, Inc. Employee Equity Incentive Plan